FOR IMMEDIATE RELEASE

Ceramics Process Systems Corporation
Grant Bennett, President
111 South Worcester Street
Chartley, MA 02712
Telephone: (508) 222-0614 ext 18 Fax: (508) 222-0220
Web Site: www.alsic.com

CERAMICS PROCESS SYSTEMS ANNOUNCES 2004 RESULTS

Chartley, Massachusetts, March 24, 2005. Ceramics Process Systems Corporation (CPS) (OTC Bulletin Board: CPSX) today announced net income of $1 million or $0.08 per basic and diluted share, on revenue of $6.8 million for the fiscal year ended December 25, 2004. This compares with a net loss of $19 thousand, or ($0.00) per basic and diluted share, on revenue of $4.0 million for the year ended December 27, 2003.

Grant Bennett, President, said: "Revenue grew by 71% in 2004 as a result of significantly increased demand in our three primary market segments, flip-chip packaging, components for cellular basestations and components for motor controllers. We are very pleased that AlSiC is increasingly viewed by major OEMs as the thermal management material of choice for high reliability applications, particularly in the flip-chip packaging and motor controller segments. In 2004, in addition to experiencing increased demand for existing products, we achieved several new design wins in these segments at current and new customers."

"In 2004 CPS carefully managed costs, engaging our customers to work with us in determining underlying demand. By year-end 2004, we had entered into consigned inventory agreements with our major customers covering approximately 75% of our forecasted 2005 demand. These agreements allow us to more efficiently smooth production, which has a positive impact on our costs, but they also may result in greater quarter-to-quarter revenue volatility because CPS does not recognize revenue until customers pick our products from their warehouses. For example, in Q4 2004 customers picked products at a rate slightly higher than they forecast which may dampen Q1 2005 demand accordingly."

Looking forward, growth will come from new design wins in existing segments, which are increasing, as well as penetration of new market segments. We are aggressively pursuing both sources of growth. In 2004 we began marketing to and shipped prototype products ordered by customers in several new market segments including high-brightness LEDs, optoelectronics, semiconductor capital equipment, and certain defense applications. We believe our products meet real needs in all of these segments, we anticipate achieving design wins in these segments in 2005 which will lead to recurring production in future years, and we anticipate that these segments will generate significant growth for us over time."

"We believe that the broad underlying market trends towards higher speeds and higher densities are and will continue to create increased demand our for thermal management products in many segments of the microelectronics marketplace," said Bennett.

Employment at the Company grew in 2004, and at year-end 2004 employment was approximately 30% higher than year-end 2003. Management believes this increase in employment is needed to meet increased demand in 2005 although there is of course no guarantee that increased demand will materialize.

CPS develops, manufactures and markets advanced metal-matrix composites for housing and providing thermal management of high-density electronics. The Company`s products are primarily used in high-density integrated circuit packaging, cellular telephone basestations, and motor controller modules.

This release does contain forward-looking statements. Various factors could cause actual results to differ materially from those projected in such statements. These factors include, but are not limited to, a general economic or business downturn in 2005, or a downturn in the electronics industry.
CERAMICS PROCESS SYSTEMS
CORPORATION
(CPS) (OTC BULLETIN BOARD: CPSX)

Year Ended	25-Dec-04	28-Dec-03

Revenues	$6,842,818	$3,993,690

Net income (loss)	1,040,432	($19,029)

Basic and diluted loss per share	$0.08	($0.00)

Weighted average basic shares	12,293,209	12,293,209

Weighted average diluted shares	12,761,159	12,293,209

Quarter Ended:

Revenues	$1,956,345	$1,423,628

Net income	$549,439	151,305

Basic and diluted income per share	$0.04	$0.01

Weighted average basic shares	12,293,209	12,293,209

Weighted average diluted shares	12,881,293	12,410,236